SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 17, 2002

ADVANCED MICRO DEVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-7882	94-1692300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One AMD Place, P.O. Box 3453 Sunnyvale, California	94088-3453
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 732-2400

Item 5.    Other Events.

On July 17, 2002, AMD reported sales of $600,299,000 and a net loss of $184,938,000, for the quarter ended June 30, 2002. The net loss amounted to $0.54 per share.

Second quarter sales declined by 39 percent from the second quarter of 2001 and by 33 percent from the first quarter of 2002. In the second quarter of 2001, AMD reported total sales of $985,264,000 and net income of $17,352,000, or $0.05 per diluted share. In the first quarter of 2002, AMD reported sales of $902,073,000 and a net loss of $9,163,000, or $0.03 per share.

For the first six months of 2002, sales declined by 31 percent from the first six months of 2001. AMD reported sales of $1,502,372,000 and a net loss of $194,101,000, or $0.57 per share. For the first six months of 2001, AMD reported sales of $2,174,011,000 and net income of $142,189,000, or $0.43 per diluted share.

PC processor sales of $380 million for the quarter fell by 35 percent compared to $588 million in the second quarter of 2001. Processor sales declined by 44 percent from the $684 million reported in the first quarter of 2002. Desktop unit sales were down while mobile processor unit sales were flat.

Second quarter sales of AMD memory products were down 45 percent compared to the second quarter of 2001, and were up nine percent from the first quarter of 2002. Memory sales were $175 million in the second quarter compared with $316 million in second quarter of 2001 and $160 million in the first quarter of 2002. AMD flash memory unit shipments increased in the second quarter of 2002 and bit shipments were a record.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Number	Exhibit
99.1	Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

By:	/s/ ROBERT J. RIVET
Robert J. Rivet Senior Vice President, Chief Financial Officer

Date: July 19, 2002

Exhibit Index

Number	Exhibit
99.1	Financial Statements

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